Exhibit (l)

April 24, 2012

Board of Directors

Symetra Life Insurance Company

777 108th Ave NE, Suite 1200

Bellevue, WA 98004

Ladies and Gentlemen:

This opinion and consent is furnished in connection with the filing of the Registration Statements on Form N-6 by Symetra Separate Account SL of Symetra Life Insurance Company (the "Separate Account") and Symetra Life Insurance Company ("Symetra") for Symetra Complete and Symetra Complete Advisor Individual Flexible Premium Variable Life Insurance Policies (the "Policies") and covers an indefinite number of units of interests in the Separate Account. Net premiums received under the Policies may be allocated by Symetra to the Separate Account as described in the Prospectus forming a part of the Registration Statement.

I am familiar with the Policy provisions. I am also familiar with the description contained in the Prospectuses and Statements of Additional Information. In my opinion:

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The “Hypothetical Illustrations of Death Benefits, Policy Value, Net Cash Surrender Values and Accumulated Premiums” (“Hypothetical Illustrations”) have been prepared in accordance with standard actuarial principles and are consistent with the provisions of the Policies and Symetra’s administrative procedures.

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In the Registration Statements, the Hypothetical Illustrations are shown for a 55 year old male in two underwriting classifications, Preferred non-nicotine user and Standard non-nicotine user. These classifications are representative of the markets in which the Policies are sold.

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The rate structure of the Policy has not been designed and the rates shown under "Symetra Separate Account SL Fee Table" in the Prospectus have not been selected so as to make the relationship between premiums and benefits more favorable for persons of the ages illustrated than for persons at other ages or different gender.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Kelly J. Rabin

Kelly J. Rabin, FSA, CFA, MAAA
Senior Actuary